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          December 12, 2023

       Diego Rivas
       Chief Financial Officer
       Grupo Financiero Galicia SA
       Tte. Gral. Juan D. Peron 430, 25th Floor
       C1038 AAJ - Buenos Aires, Argentina

                                                        Re: Grupo Financiero
Galicia SA
                                                            Form 20-F
                                                            Filed April 24,
2023
                                                            File No. 000-30852

       Dear Diego Rivas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




          Sincerely,


          Division of Corporation Finance

          Office of Finance
       cc:                                              Enrique Pedemonte